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Independent Accounts' Consent




The Board of Directors
Cotton States Life Insurance Company



We consent to the incorporation by reference in the registration statement (No. 33-30696) on Form S-8 of Cotton States Life Insurance Company of our report dated February 21, 1997, relating to the consolidated balance sheets of Cotton States Life Insurance Company and subsidiaries as of December
31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and all related schedules, which report appears in the December 31, 1996, annual report on Form 10-K of Cotton States Life Insurance Company.

As described in note 2 in the consolidated financial statements, effective January 1, 1994, the Company changed its method of accounting for certain investment securities.



/s/ KPMG Peat Marwick LLP
Atlanta, Georgia
March 24, 1997


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